CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 8 to the registration statement on Form N-1A ("Registration Statement") of our reports dated March 19, 2001, relating to the financial statements and financial highlights which appear in the February 28, 2001 Annual Reports to Shareholders of T. Rowe Price Tax-Efficient Balanced Fund, T. Rowe Price Tax-Efficient Growth Fund and T. Rowe Price Tax-Efficient Multi-Cap Growth Fund (comprising T. Rowe Price Tax-Efficient Funds, Inc.), which are also incorporated by reference into the Registration Statement.We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
 Baltimore, MD
June 26, 2001